                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                (AMENDMENT NO. 2)


                           EQUINE NUTRACEUTICALS, INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

           Nevada                          200                   80-0008997
----------------------------   -------------------------     -------------------
(State or Other Jurisdiction       (Primary Standard           (IRS Employer
      of Incorporation         Industrial Classification     Identification No.)
      or Organization)                Code Number)

                      19 Benthaven Place, Boulder, CO 80305
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                      19 Benthaven Place, Boulder, CO 80305
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)


     Ms. Marianne Sun, 19 Benthaven Place, Boulder, CO 80305 (877) 263-1740
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)


         Approximate Date of Commencement of Proposed Sale to the Public: FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for te same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE



Title Of Each                          Proposed          Proposed
  Class Of                             Maximum           Maximum
 Securities         Amount            Offering          Aggregate         Amount Of
   To Be            To Be              Price             Offering       Registration
Registered          Registered        Per Unit            Price             Fee


Common Stock        2,652,600         $.01               $26,526           $2.44



         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

         The information is this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                                2,652,600 SHARES
                                       OF
                           EQUINE NUTRACEUTICALS, INC.
                                  COMMON STOCK



         Equine Nutraceuticals, Inc. ("ENI") is offering an aggregate of 2,652,600 shares of ENI's common stock to be sold from time to time by one or more of the selling shareholders of ENI. There is no public market for our common stock. We are not selling any of these shares and will not receive any of the proceeds from the sale of the shares. The price at which the Selling Shareholders will offer and sell their shares is $.01 per share.



         These Securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         These securities involve a high degree of risk, and prospective purchasers should be prepared to sustain a loss of their entire investment. (See "Risk Factors" on page 6).

                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until ___________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


         The date of this prospectus is August _____, 2002.

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                                TABLE OF CONTENTS

                                     PART I
No.               Title                                                 Page No.

                       INFORMATION REQUIRED IN PROSPECTUS

Item 3. Summary Information and Risk Factors............................   5

Risk Factors............................................................   6

Lack of Operating History...............................................   6

Lack of Market Acceptance...............................................   7

Dependence on Qualified Veterinarian....................................   7

Stock Not Listed on Stock Exchange......................................   8

Common Stock May be Highly Volatile.....................................   8

Significant Overhang on Market..........................................   8

Item 4. Use of Proceeds.................................................   9

Item 5. Determination of Offering Price.................................   9

Item 6. Dilution........................................................   9

Item 7. Selling Security Holders........................................   9

Item 8. Plan of Distribution............................................  11

Item 9. Legal Proceedings...............................................  13

Item 10. Directors, Executive Officers, Promoters and Control Persons...  13

Item 11. Security Ownership of Certain Beneficial Owners and
         Management.....................................................  16

Item 12. Description of Securities......................................  16

Item 13. Interest of Named Experts and Counsel..........................  19

Item 14. Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities.....................................  19

Item 15. Organization Within Last Five Years............................  20

Item 16. Description of Business........................................  21

Item 17. Management's Discussion and Analysis or Plan of Operation......  28

Item 18. Description of Property........................................  32

Item 19. Certain Relationships and Related Transactions.................  32

Item 20. Market for Common Equity and Related Stock Matters.............  32

Item 21. Executive Compensation.........................................  33

Item 22. Financial Statements...........................................  34

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.......................................  43

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                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers......................  44

Item 25. Other Expenses of Issuance and Distribution....................  44

Item 26. Recent Sales of Unregistered Securities........................  45

Item 27. Exhibits.......................................................  47

Item 28. Undertakings...................................................  47


Signatures..............................................................  49

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ITEM 3.  SUMMARY OF INFORMATION AND RISK FACTORS


                               PROSPECTUS SUMMARY

OUR COMPANY

         Equine Nutraceuticals, Inc.'s primary business is the development of nutritional supplements for the horse industry. We will concentrate our efforts in four major categories: The delivery system in the form of a pill, a liquid, a powder or other delivery systems, palatability which consists of taste, texture or form, efficacy and malady specific formulas with multiple ingredients such as joint disorders, colic and immune enhancers. These supplements will be custom designed for three major categories, which are industrial, recreational and racing.

         We were incorporated on December 12, 2001 in the State of Nevada. Our address and telephone number is 19 Benthaven Place, Boulder, Colorado 80305,
(877) 263-1740, Fax number (480) 467-0213.

         We are a development stage company conducting staff research and locating and securing veterinarians from the three major horse categories. We plan to investigate and evaluate which university will best serve our product's specific needs and we are reviewing laboratory and supplement manufacturing facilities so as to narrow the product categories.


                                  THE OFFERING

Common stock offered...................................................2,652,600

Common stock outstanding
immediately prior to this offering....................................13,152,600

Use of Proceeds........................................The proceeds will go directly to the Selling
                                                         Shareholders.  None
                                                         of the proceeds will
                                                         be available to ENI.

                         SUMARY OF FINANCIAL INFORMATION

         The selected financial data set forth below has been derived from our audited financial statements for fiscal year ended December 31, 2001 and from our unaudited financial statements for the period ended June 30, 2002.



SUMMARY BALANCE
SHEET DATA                     DECEMBER 31, 2001            JUNE 30, 2002

Current Assets                      $  7,222                   $ 41,943
Other Assets                             639                        609
                                    --------                   --------
Total Assets                        $  7,861                   $ 42,552
                                    ========                   ========

Total Liabilities                   $  2,476                   $ 34,480
Total Stockholders' Equity             5,385                      7,960
                                    --------                   --------
Total Liabilities and
Stockholders' Equity                $  7,861                   $ 42,552
                                    ========                   ========

SUMMARY STATEMENT
OF INCOME

Net Sales                           $   -0-                   $   -0-
Operating Expenses                    14,615                    45,725
                                    --------                  --------
Net Loss                            $(14,615)                 $(45,725)
                                    ========                  ========


                                  RISK FACTORS

RISKS RELATING TO EQUINE NUTRACEUTICALS, INC.

         BECAUSE WE DO NOT HAVE AN OPERATING HISTORY, YOUR INVESTMENT IN OUR COMMON STOCK MAY BE LOST AS WE MAY NEVER BECOME PROFITABLE

         We are a development stage company. We were incorporated on December 12, 2001 and we have had no operations to date. We are a research and product company. Our veterinarian research division plans to create the formulas for horse malady specific categories. These products will be sold through veterinarians, through trade publications, through tack and feed stores and online. These products have not yet been marketed. As a result, we are likely to have expenses without any corresponding revenues and

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we may not be able to generate sales of our products. If we are unable to effectively market our products and we will be unable to continue with our business.

         WE MAY BE UNABLE TO ATTAIN MARKET ACCEPTANCE OF OUR PRODUCTS AND WE MAY NOT ACHIEVE PROFITABLE OPERATIONS

         We will need substantial financing to manufacture and market our products. If our available cash resources are depleted before we establish operation and generate revenues, we may have to borrow funds. Such loans may not be available to us. Once our common stock begins trading, we intend to raise capital in private placements. We may be unable to raise the necessary capital and if we cannot obtain additional financing we will be unable to implement our business plan. Accordingly, you should consider the risks and difficulties frequently encountered by development stage companies. R>

DEPENDENCE ON QUALIFIED VETERINARIANS AND RESEARCH FACILITIES:

         The nature of supplementation, acquisition and retention of qualified veterinarians and their research facilities is essential to the qualitative development of our business. We will therefore be dependent upon the scientific credentials and expertise of our doctors to help us create the product formulas we envision. At this time, ENI has established working relationships with Rebecca D. Armstrong, DVM, Phd. of Purdue University and Joseph Pagan, DVM of the Kentucky Equine Research, Inc. Also at this time, ENI has finished creating two of the initial four products as set forth in our business plan. Notwithstanding the acquisition and retention of such qualified veterinarians and their research facilities, we cannot predict how the products developed through these resources will be received among potential customers for use in the horse industry. If we cannot develop markets for such products, your investment in our common stock may be lost as we may never become profitable.


DEPENDENCE ON MANAGEMENT KEY PERSONNEL WHO LACK SPECIFIC PRIOR EXPERIENCE IN THE NUTRITIONAL SUPPLEMENT INDUSTRY

         We are dependent on our executive officers all of whom lack specific prior experience in the horse supplement and vitamin industry. This lack of prior specific industry experience may affect our ability to successfully implement our

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business plan. We will necessarily have to rely to a large extent upon our veterinarians and other industry professionals who will be engaged by us.

RISKS RELATING TO OUR COMMON STOCK

         BECAUSE OUR COMMON STOCK IS NOT LISTED ON A STOCK EXCHANGE OR NASDAQ, INVESTORS MAY BE UNABLE TO RESELL THE COMMON STOCK


         Presently there is no established market for our common stock. We do not know if a market for our common stock will be established or that, if established, a market will be sustained. Therefore, investors should realize that they may be unable to sell our common stock if they purchase it. Accordingly, investors must be able to bear the financial risk of losing their entire investment in our common stock.

         SINCE A SIGNIFICANT PORTION OF OUR COMMON STOCK IS BEING REGISTERED AND MAY BE AVAILABLE FOR RESALE, A SIGNIFICANT OVERHANG ON THE MARKET COULD DEPRESS THE MARKET PRICE OF OUR STOCK

         Following the effective date of this registration statement, 2,652,600 shares of our common stock will be eligible for resale to the public. This amount of common stock represents a significant overhang on any market that may develop for our common stock. If a substantial number of shares in this overhang were sold in a short period of time, any market for our common stock could be dramatically depressed.



                           FORWARD LOOKING STATEMENTS

         This prospectus contains statements about our future operations which involve risks and uncertainties. Our actual results could differ in significant ways from our anticipated future operations due to many factors, including the "Risk Factors" beginning on page 6. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should carefully read all information in this prospectus including its

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detailed information and the financial statements and the accompanying explanatory notes before making an investment decision.

ITEM 4.  USE OF PROCEEDS

         ENI is not selling any of these shares and accordingly, will not receive any of the proceeds from the sale of the shares.

ITEM 5.  DETERMINATION OF OFFERING PRICE

         NOT APPLICABLE TO THE PROSPECTUS. The selling security holders will sell their securities at .0.01 per share.

ITEM 6.  DILUTION

         We are not registering any unissued shares in this registration statement. Dilution would not occur as a result of any shares being sold by the selling shareholders in this registration statement. Dilution would, however, occur upon the issuance of shares at a later date by ENI pursuant to its financing requirements.

ITEM 7.  SELLING SECURITY HOLDERS

         The securities are being sold by the selling security holders named below. The table indicates that all the securities which will be available for resale. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. ENI will not receive any proceeds from the sale of the securities.


     SHAREHOLDER                 NUMBER OF      NUMBER OF         PERCENTAGE
                                 SHARES         SHARES TO BE      OWNED BEFORE
                                 OWNED          REGISTERED        SALE

1.   Ninth Inning
     Investments Ltd.(1)         500,000          500,000           3.80 %

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2.   Betty Gray                  500,000          500,000           3.80 %

3.   Dena Dotson                 500,000          500,000           3.80 %

4.   Alex Johnston               500,000          500,000           3.80 %

5.   Levon Schneider             500,000          500,000           3.80 %

6.   Harold Niblack              100,000          100,000           0.76 %

7.   Ken Kadonaga                  5,000            5,000           0.038%

8.   Lorraine Peller               2,000            2,000           0.016%

9.   Jacqueline Mortroni           1,000            1,000           0.008%

10.  Holly Hodder                  2,000            2,000           0.016%

11.  Janine Corletta               1,000            1,000           0.008%

12.  Mark Simmons                  1,000            1,000           0.008%

13.  Charles Austin                2,000            2,000           0.016%

14.  Helen Austin                  1,000            1,000           0.008%

15.  Athene Freeman                1,000            1,000           0.008%

16.  Jane and John Hutton          1,000            1,000           0.008%

17.  Robert Motroni                1,000            1,000           0.008%

18.  Niels Andersen                2,000            2,000           0.016%

19.  Colleen Jais                  1,000            1,000           0.008%

20.  Steven Jais                   1,000            1,000           0.008%

21.  Luanne Kay                    1,000            1,000           0.008%

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22.  Wendy and Nick
       Appleyard                   1,000            1,000           0.008%

23.  Chris Giancola                1,600            1,600           0.012%

24.  Vincent Zaldiver              5,000            5,000           0.038%

25.  Yolanda Aubert                3,000            3,000           0.023%

26.  Port A. Stall,
       Equine Housing              1,000            1,000           0.008%

27.  Barry Strauss                 1,000            1,000           0.008%

28.  Amy Johnston                  1,000            1,000           0.008%

29.  Beverly Williams              1,000            1,000           0.008%

30.  Melanie Ghiz                  5,000            5,000           0.038%

31.  David Ghiz                    5,000            5,000           0.038%

32.  Lewis Ghiz
       Family Trust(2)             5,000            5,000           0.038%
                               ---------        ---------           -----
       TOTAL SHARES            2,652,600        2,652,600           20.16%
                               =========        =========           =====

(1)  Paula Mahfouz is the ultimate beneficial owner for these shares.

(2) Lewis Ghiz and Janice Ghiz are the ultimate beneficial owners for these shares.

ITEM 8.  PLAN OF DISTRIBUTION

         The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated

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transactions.

         Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of ENI. For instance, an illegal distribution may occur if any of the selling securities holders provide us with cash proceeds from their sales of the securities.

         In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such a loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange-traded, listed option transactions that require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

         In addition to, and without limiting the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the exchange act, including, without limitation, "Regulation M," which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

         There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Exchange Act, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

         The securities offered by this prospectus will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by section 4(1) of the Securities Act or Rule 144 thereunder.

         All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling securities holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

ITEM 9.  LEGAL MATTERS

         There are currently no pending or threatened legal proceedings which involve ENI or against any of our officers or directors as a result of their capacities with ENI.

         The legality of the issuance of the shares offered hereby will be passed upon for us by the Law Offices of Carmine J. Bua of San Diego, California (Exhibit No. 5).

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following information reflects the background and experience of the directors and officers of the Company. The term of office for each director is three years.

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MARIANNE SUN
CHIEF EXECUTIVE OFFICER AND DIRECTOR

         MS. MARIANNE SUN, age 53, received a Bachelor of Arts degree in History and Economics from the University of Massachusetts and a Masters of Arts in History and Economics from Northeastern University. MS. SUN has successfully transformed both private and public companies. Her skill is in both start ups and turnarounds. She is well versed in public offerings and has successfully guided a private company through its public offering. She has acquired an extensive knowledge of supplementation as a CEO of a vitamin supplement company. Her extensive marketing experience includes international sales and the establishment of distribution networks domestically and abroad. MS. SUN is experienced and skilled in both public relations, investor relations, and excels in establishing state of the art operations. From 1997 to 2000, MS. SUN served as the CEO of Scottsdale Scientific, Inc. Scottsdale Scientific, Inc. is a publicly traded company which manufactures and distributes vitamins and minerals to physicians, alternative healthcare practitioners and the general public. From 2000 to the present, she wrote her first book entitled "CEO" which is currently being presented to various publishers.

         MS. SUN serves as President of ENI on an "at will" basis at the pleasure of the Board of Directors. Her term as a director is for one (1) year which ends on December 31, 2002.


PAUL HABERSTROH
VICE PRESIDENT, CHIEF INFORMATION OFFICER AND DIRECTOR

         MR. PAUL HABERSTROH, age 44, received a Bachelor of Arts degree in Accounting and Economics from St. Mary's College in California.
MR. HABERSTROH brings over 20 years of sales and marketing experience to the Company. His comprehensive management experience includes building sales teams and distribution networks. He has a proven track record in challenging business environments which is a perfect complement to this start up. MR. HABERSTROH, is currently the managing partner of Distinctive Imaging, LLC. Distinctive Image is a private company which provides photojournalistic images used for businesses and institutions. He has extensive experience in web site development and Internet marketing. He excels in the area of new business development including both fund raising and sponsorship

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agreements. From June 1993 to June 1998, MR. HABERSTROH was the Regional
Director for Cybex International which is a publicly traded company and which was formed as a result of a merger with Trotter, Inc. Cybex International manufactures and distributes commercial and residential fitness equipment. From December 1999 to June 2000, he served as the Vice-President of Sponsor Relations for Values.Com. Beginning April 2001 to the present, MR. HABERSTROH has served as the Managing Partner for Distinctive Imaging, LLC.

         MR. HABERSTROH serves as a Vice-President of ENI on an "at will" basis at the pleasure of the Board of Directors. His term as a director is for one (1) year which ends on December 31, 2002.


NANCY KLEINER
VICE PRESIDENT, DIRECTOR OF SALES AND MARKETING AND DIRECTOR

         MS. NANCY KLEINER, age 45, received a Bachelor of Arts degree in Physical Education from Indiana University. MS. KLEINER is a Silver and Bronze medal winner in the U.S. Dressage Olympics which is the U.S. Eastern style of riding. She has spent 25 years honing her skill and has become one of only 100 certified Dressage instructors certified by the USDF (United States Dressage Federation). A multiple horse owner, she is also a renowned judge and trainer. She travels extensively throughout the Midwest, Northeast, and Southeast training both horses and riders. She is sought after as a judge and frequently as a commentator for modern Dressage events. She is currently the trainer of a gelding owned by the winner of last year's Breeders Cup. MS. KLEINER has extensive associations and relationships in both the recreational horse world and the racing world. From 2001 to the present, MS. KLEINER has acted as the Personal Trainer for the new colt from last years Breeders Cup winner. She further serves as a judge, trainer and speaker on Dressage for the Midwest, Southeast and Northeast. From 1988 through 2001, she served as the Managing Director for the Devonshire Equestrian Center which is a 100 horse barn engaged in the business of boarding, training and housing horses for the equestrian discipline known as Dressage.

         MS. KLEINER serves as a Vice-President of ENI on an at will basis at the pleasure of the Board of Directors. Her term as a director is for one (1) year which ends on December 31, 2002.

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ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of the date of this prospectus, regarding the beneficial ownership of the Company's common by (i) each person who is known to the Company to own beneficially more than five percent (5%) of the outstanding shares of the common stock of the Company, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

    NAME OF
    BENEFICIAL OWNER               NO. SHARES            %OWNERSHIP (1)
    ----------------               ----------            ----------

1.  Marianne Sun                   10,000,000               76.03%

2.  Paul Haberstroh                   250,000                1.90%

3.  Nancy Kleiner                     250,000                1.90%

4.  All Officers and
      Directors as a
      Group                        10,500,000               79.83%

(1) Based upon 13,152,600 shares of common stock issued and outstanding.


ITEM 12. DESCRIPTION OF SECURITIES

         The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

GENERAL: We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. As of March 1, 2002, there were 13,152,600

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common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS: Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

DIVIDEND POLICY: All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights, if any, of the holders of outstanding shares of preferred stock. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS: Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

PREFERRED STOCK

GENERAL: The Company is also authorized to issue preferred stock in such amounts as may be determined by the Board of Directors. The preferred stock may be issued in one or more series with such preferences, conversion and

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other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights as the Company's Board of Directors may determine. There are no preferred shares outstanding.

DIVIDENDS, VOTING, LIQUIDATION AND REDEMPTION: Upon issuance, our Board of Directors will determine the rights and preferences of shares of preferred stock. The Board of Director's ability to issue preferred stock without further shareholder approval has the potential to delay, defer or prevent a change in control of our corporation. Moreover, the Board of Director's discretion in designating specific rights and preferences may have the potential to dilute or devalue the stock held by the common shareholders.

SHARES ELIGIBLE FOR FUTURE SALE: We have outstanding an aggregate of 13,152,600 shares of our common stock. Of the total outstanding shares, the 2,652,600 shares to be sold by the selling shareholders will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by affiliates as that term in defined in Rule 144 under the Securities Act. Of the remaining 10,500,000 shares of common stock held by existing stockholders, all 10,500,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

         In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

         Further, Rule 144A as currently in effect, in general, permits unlimited resale of restricted securities of any issuer provided that the purchaser is an

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institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

         As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

SHAREHOLDERS:  As of March 1, 2002, there are 35 holders of ENI's common stock.

TRANSFER AGENT: ENI initially will act as its own transfer agent and registrar for ENI's common stock until such time as it makes application for listing to become a publicly traded company.

ITEM 13. INTEREST OF NAMED EXPERTS

         Our audited financial statements for the year ended December 31, 2000 and for the two months ended February 28, 2002 (unaudited) have been included in this prospectus in reliance upon Brock and Company, CPA's, P.C., 2895 Canyon Boulevard, Suite 340, Boulder, CO 80302, independent Certified Public Accountants, as experts in accounting and auditing.

         The validity of the shares of common stock offered by this prospectus will be passed upon by Carmine J. Bua, III, Esq., 3838 Camino Del Rio North, Suite 333, San Diego, California 92108.


ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         We are a Nevada corporation and are governed by Chapter 78 of the Nevada Revised Statutes. Nevada Revised Statutes 78.7502, 78.751 and

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78.752 (the "Statutes") provide that a corporation may indemnify its present or former directors, officers, employees, agents and other persons in accordance with the procedure contained in the statutes.

         Article V of ENI's By-Laws provides "The corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation's request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise."

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

         ENI was incorporated on December 12, 2001. Since inception, ENI has not been a party to any transaction or proposed transaction wherein any director,


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executive officer, nominee for election as a director, security holder named herein in the paragraph entitled "Security Ownership of Certain Beneficial Owners and Management" or any member of the immediate family (including spouse, parents, siblings and in-laws) of any of the above mentioned persons, was or is to be a party, in which the above mentioned persons had or is to have a direct or indirect material interest.

         Ms. Marianne Sun is also considered to be a promoter for ENI in that she has undertaken the founding and organizing of the business of ENI. In consideration of the services provided to ENI with respect to the founding and organizing the business of ENI, Ms. Sun was issued a total of 10,000,000 shares of ENI restricted common stock.

ITEM 16. DESCRIPTION OF BUSINESS

         Under this section we provide detailed forward looking statements regarding our business plan. Investors should note that we have not made significant strides toward implementation of many of the initiatives described in this section, including hiring a sales and marketing team, securing sufficient funding, completing development of our product line, and recruiting third party agents to market our products, among other planned initiatives. Failure to execute any of these objectives could have a material adverse effect on our business, operations and financial condition any of which may lead to the partial or complete loss of your investment.

SUMMARY OF ENI'S BUSINESS AND PRODUCTS

         ENI was incorporated in the State of Nevada on December 12, 2001. We are presently considered a development stage company in that we have had no operations to date. At this time we are in the research phase of our business plan for the development and marketing of nutritional supplements for the horse industry.

         Our research and development efforts will be concentrated in four major categories. These categories will include the delivery system (i.e., pill, liquid, powder, other), palatability (taste, texture, form), efficacy (how effective is the product on equine health), and malady specific formulas with multiple ingredients to custom address certain problems (joint disorder, colic,

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immune depletion). These supplements will be custom designed for the three major equine categories according to the U.S. Department of Agriculture, that is industrial (police, farming), recreational (eastern riding, jumping, dressage, western riding, rodeo, quarter horses, harness horses) and racing.

         As a development stage company, we will be conducting staff research, locating and securing veterinarians to act as consultants and researchers. We plan to investigate and evaluate which university will best serve our products' specific needs. We will also review laboratories and supplement manufacturing facilities so as to narrow the product categories.

CURRENT RESEARCH PHASE

         Our current research phase is being directed toward our principal products which are four equine supplements. At this time we have completed the research and development for two products. These two completed supplements which are described below are the immune enhancement supplement and the joint formula supplement. Our first supplement is an immune enhancement which will contain 21 separate vitamins and minerals. The exact formula will be trademarked. It contains 4 herbal additions exclusive to ENI which are procured from Guatamala.

         The second supplement is a sterile mare supplement. This product is being crafted to serve the prenatal and postnatal needs of mares especially those used only for breeding. In both cases the uniqueness of these and our other products is to be found in the potency of the dosages. Currently, no equine supplements include the number of ingredients and the higher levels our research is indicating needs to be done. Additionally, the mare formula, unlike any current formulas, is being created to be used in three stages. Our research indicates that efficacy is greatly enhanced with a careful pre, during and post administration. No current supplements on the market address this.

         Our third supplement is a colic/ulcer formula. The uniqueness of the formula lies in the discovery that colic is only now being understood to be correlated with stress. The stress felt by stalled and performance animals, while observed, has rarely been addressed as the prime cause of several debilit ating diseases, primary among what is commonly referred to as colic, which in only the last two years has begun to be understood as having a deeper root that is really an ulcerated and bacteria problem. ENI is creating a

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stress formula including Guatmalan herbs which we believe will greatly relieve this universal problem.

         The fourth supplement is a joint formula which also contains several unique and proprietary trace minerals that our research has indicated is an essential addition to the current popular formulas.

         Future research will also take place in phases and will be directly correlated with the perfecting of current products and the introduction of the aforementioned products on a quarterly and/or yearly basis.

         The research used to develop the two finished products and the two products in development is fundamentally the same. Eleven people, Marianne Sun (her experience in the people vitamin industry), Stephanie Marcum a practicing pharmacist, nutrtionist, barn owner and horse owner, Julie Young, Farrier/blacksmith for 26 years, (she is also an American Farriers Association Certified Journeyman), Dr. Joe Pagan DVM, of the Kentucky Equine Research Center, Rebecca D. Armstrong, DVM Ph.d of Purdue University, Dr. John Hunt DVM owner of Hunt Farms and a practicing veterinarian, Nancy Kleiner, horse trainer, barn manager, Dressage Silver and Bronze medalist as well as USDF Judge and USDF certified instructor, Gary Gordon, Equine Massage therapist and horse owner and competitor, have been consulting together for the past year. During these discussions, various combinations of supplements to be used for equines were brought forward. Sometimes these consisted of using existing formulas which had been added to or subtracted from. As various combinations emerged, they were then used on the horses owned, trained or ministered to.

         Dr. Joe Pagan and Dr. Hunt are the lead veterinarians along with Stepanie Marcum who have conducted the research. Both these veterinarians have easy and ample access to the types of vitamins, minerals, and herbs we use. Both are adept at formula combinations and use their practice facilities to combine and create what is needed.

         With respect to the research conducted on the two products that have not yet been completely developed, these same veterinarians and experienced personnel are conducting the same type of research and protocol with respect to the two products that have been completed.

         It is too early on with respect to this research to have yielded specific formulas or results. The research is ongoing with respect to these two products.

QUALIFIED VETERINARIAN AND RESEARCH FACILITIES FOR PRODUCT DEVELOPMENT

                                  PAGE 23 OF 49

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         At this time, ENI has established working relationships with Rebecca D.
Armstrong, DVM, Phd. of Purdue University and Joseph Pagan, DVM of the Kentucky Equine Research, Inc. Also at this time, ENI has finished creating two of the initial four products as set forth in our business plan. Both of these veterinarians are currently helping us develop our first four products.

         We have also established a relationship with ABCO Labs of Fairfield, California and HSS Logistics, a fulfillment center located in Tempe, Arizonia. ABCO Laboratories will be preparing our formulas and will ship them in bulk to HSS Logistics who in turn will ship them to our individual customers.

         We have entered into a "Warehousing, Fulfillment and Distribution Agreement" with HSS Logistics effective as of June 1, 2002, a copy of which is included as Exhibit 10.1. This agreement provides for the warehousing, fulfilment and distribution services from the HSS facility with respect to ENI's products. Payment for these services is set forth in the attached Exhibit "A" to the agreement. Payment varies depending upon volume.

         With respect to the preparation by ABCO Laboratories of our formulas and the bulk shipment to HSS Logistics, ABCO has provided us with a "Confidentiality Agreement" wherein it has agreed not to disclose to any third parties the confidential nature of our formulas. This agreement is included as
Exhibit 10.2. The cost of these services is determined for each individual order and is based uon a variety of factors which include volume, turnaround time and special conditions.

FOCUS ON DELIVERY SYSTEM, PALATABILITY AND EFFICACY

         The reason we will focus on these areas is precisely because current supplements being offered have gotten mixed to negative reviews and receptions. Because their consistency and potency are inconsistent, bitter tasting, delivered haphazardly and are perceived as being ineffective, we have chosen to create in both taste, color, texture, and smell, supplements that resemble carrots and maple sugar. For all intents our formulas will be indistinguishable to animals from the things they love most - carrots and sugar.

         The biggest problem horse and barn owners have is to actually get their animals to ingest supplements in large enough quantities to be effective. We believe our proprietary formulas and systems will insure the required ingestion.

         As previously stated, the equine world purchases products in only one of three ways, either through the vet, the barn manager or owner and at their local


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feed store.

         We have begun to create a very extensive web of these three units, utilizing vets, owners and feed store in the four major horse performance categories, that is, Dressage, Quarter Horses, Harness Racing and the category called Industrial which includes all others including the actual working animals.

         The creation of this network will be on going and extensive and is the key to distributing our products.

MARKET ANALYSIS AND INDUSTRY BACKGROUND

         More than ten (10%) of U.S. households currently participate in riding. Of the 1,900,000 people who currently own horses, 97% ride them for pleasure. Fully two thirds of all current horse owners own more than one horse.*(Barents Group of Washington D.C. commissioned by the American Horse Council Foundation.)

              There are approximately 6.9 million horses owned in the U.S. Approximately eighty five percent (85%) of these horse owners feed their horses nutritional supplements which equates to approximately 5.9 million horses. The most popular supplements address joint disorders, hoof problems, coat enhancers and antioxidants.

              Due to mineral deficiencies in the hay and feedstock, almost every horse can benefit from a quality, all natural supplement. In the equine healthcare market, men are more likely to be the health care decision maker and to implement health care cooperation in the racing, farming an ranching sectors. The gender distribution was closer to 50/50 where horses were used for pleasure, showing, competition and breeding.

              The diversity of the activities that horses perform creates specific niche markets which can be specifically targeted with specialized nutritional supplements.

CUSTOMER PROFILE

              The equine industry has three major categories, racing, municipal and recreational. The recreational show category is by far the largest, comprising approximately 5 million of the 6.9 million horses in the U.S. today. As previously stated, information about equine health is sought primarily through veterinarians and trade publications. This factor is the reason why ENI intends to form its most


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important relationships with the equine veterinarian industry. It is through this network in addition to tack and feed stores, trade publications and word of mouth that ENI plans to distribute its product information.

MARKETING

              According to the U.S. Department of Agriculture, in Highlights of Equine, 1998 Study Results: Part 1., fifty eight percent (58%) of horse owners considered veterinarians the most important source of equine nutrition and diet information. Therefore the majority of our marketing will be targeting veterinarians, both through their practices and their industry summit meetings. Additionally, we plan to target trade publications especially, Equus, Quarter Horse Magazine and others. We also plan to establish a presence at trade events, which include Dressage, Arabians, Quarter Horses and the racing industry. Finally, tack and feed stores and their catalogues will round out our marketing strategy. We anticipate that our website will provide easy online ordering as well as a monthly newsletter.

COMPETITION

              Vitamins and supplementation for animals is a multibillion dollar industry. These products vary from a simple coat enhancing lanolin to a multicomplex formula used for kidney failure. While the market place is crowded, ENI has chosen three areas of concentration. The delivery system (powder, pill, paste etc.), palatability (taste, texture, shelf life) and efficacy, (does the particular supplement measurable enhance the animals quality of life and or performance.)


              The supplement industry is also intensely competitive. There can be no assurance that any competitors will not develop and offer products similar, or even superior to the products developed by us. Such competitiveness is likely to, among other things, bring both strong price and quality to the sale of our services. This will mean increased costs in the form of R&D, marketing, manufacturing and customer services, along with a reduction in product pricing. Generally this will have a significant negative effect on our bottom line profits.

              We believe our ability to compete successfully in the equine supplement market depends on a number of factors, including market presence, the uniqueness of our formulas, the palatability of our products, the ease of the delivery system, and the continuing research on important equine issues like Colic, West Nile Encephalitis, Equine Infectious Anemia, Strangles, Thrush and kidney failure.

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              Our success will also be dependent upon the adequacy of our customer response support services; the capacity and reliability of our research, the thoroughness of our marketing campaign, our pricing policies, our competitors and suppliers; the timing and introduction of new products and our ability to support emerging industry standards, there can be no assurance that we will have the financial resources, technical expertise or marketing support capabilities to compete successfully.

         We expect to compete for customers with the following companies that also provide horse supplements. 1. Nutramax Laboratories, 2. Nutrena, 3. Equisential, a division of Professional's Choice, 4. Innvac, Endocvac-Equi, 5. Allegra, Equine formula, 6. Vita-flex Nutrition, 7. Opt.E.Horse, 8. Dermafas, 9. Osteocare, Starhorse Products, 10. Foxden Equine, 11. A Drop in the Bucket, Natural Health Care for Horses, 12. Gateway Products, 13. Hawthorne Products,
14. Vetrephram, 15. Equine Scientific Products, 16. Equine Therapeutics, 17. Inter-Cal Nutraceuticals, 18. Smart Pack, 19. New Generation Nutrition, 20. Viobin USA, and 21. Equipet.

              We expect that competition for customers will continue to intensify for the foreseeable future. Increased competition could result in additional sales and marketing expenses and user acquisition costs and result in increased user turnover and decreased advertising revenues. We may not be able to offset the effects of these increased costs and may not have the resources to continue to compete successfully.

PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

              We currently do not have any patents, trademarks or proprietary technology. We will, however, be developing specific formulas to support specific equine maladies. While food products and supplements cannot be patented, it is our intention to trademark our labels and product names.

NO NEED FOR GOVERNMENT APPROVAL

              At the present time, the equine supplementation industry is not regulated by the government. Accordingly, no specific criteria are required to produce vitamins and/or minerals used in the horse world. We cannot predict if or when there will ever be federal regulations governing this industry. Should such regulations materialize we must necessarily assure that our products are in conformance with any and all such regulations.

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EMPLOYEES

         At present, we have one full-time employee and no part-time employees.

REPORTS TO SECURITY HOLDERS

         ENI is presently not required to file an annual report to its shareholders, however, we will voluntarily furnish its shareholders with annual reports containing audited financial statements and other reports as the management may deem necessary or appropriate to keep the shareholders informed of our progress.

ITEM 17. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following discussion regarding ENI and its business and operations contains "forward-looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other variation thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.


PLAN OF OPERATION

         We are in our start-up and development phase and have yet to realize any revenues. Accordingly, we have devised an appropriate business plan for the first twelve (12) months of our anticipated operations.

SATISFACTION OF ANTICIPATED CASH REQUIREMENTS

         We will need both initial and secondary financing in order to satisfactorily implement its business plan. We anticipate the need to obtain a minimum funding of $750,000 for our planned first twelve (12) months of operation. This required financing has been allocated for the following three
(3) central areas:

         1. Salaries and Consultant Fees             $250,000

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         2. Research and Product Development         $250,000

         3. Marketing and Advertising                $250,000

         In order to obtain this necessary funding, we plan to sell additional shares pursuant to the appropriate Private Placement exemptions available to it. The exact nature, share price and other factors have not yet been determined or established. These fund raising efforts represent a primary and critical task in order for us to implement our business plan.

         Please specifically note that we face substantial risks in executing our business plan and achieving revenues. We anticipate that the business will run at a loss for the next 24 months. This initial anticipated loss is not uncommon in a start-up business. We believe that this 24 month time frame is realistic and we are planning our operations so as to minimize this loss period.

         Please further note that we have no agreements or arrangements for additional financing and we can provide no assurance that additional funding will be available to us on acceptable terms in order to enable us to complete our plan of operations.

         Our capital requirements depend on numerous factors, including the rate of market acceptance of our services, our ability to maintain and expand our customer base, the level of resources devoted to developing and expanding our marketing and sales organization and our research and development activities and the type of agreements reached with our research facilities and/or veterinarians. The timing and amount of such capital requirements cannot accurately be predicted at this time.

         If capital requirements differ from those currently planned, we may require still additional financing. We have no commitments for any such additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms. Any additional equity financing may dilute the interests of our present shareholders, and debt financing if available may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. We will not be able to continue operations if such additional financing is not obtained.

PRODUCT RESEARCH AND DEVELOPMENT

         We have engaged the services of several veterinarians to formulate

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and test the products we intend to market. The veterinarians are Dr. Joe Pagan,
DVM, Dr. John Hunt DVM, Dr. Rick Mathers, DVM and Dr. Rebecca Armstrong, DMV, Phd. These products will address three specific niche areas. Palatability, type of delivery system, and illnesses that mask other symptoms. Specifically, it is our intention to develop a unique stress formula, that both tastes good, and can be effectively administered.

ANTICIPATED PURCHASE OF PLANT AND EQUIPMENT

         We do not anticipate purchasing any manufacturing facilities or significant equipment within the first 24 months of our operation.

         We intend within the next 24 months to have a staff of approximately 6 employees. We can provide no assurance that we will be able to effectively manage the expansion of our operations, or that of our infrastructure, facilities, systems, procedures or controls will be adequate to support our operations. Our inability to effectively manage our future growth could have a material adverse effect on our business, financial condition and resultant operations.

BUSINESS PLAN MILESTONES AND ACCOMPLISHMENTS

         Our first milestone or Phase I of our Business Plan will be to obtain financing via an appropriate Private Placement Offering in order to fund the the majority of our initial product production costs.

         As earlier stated, we anticipate the need to obtain a minimum funding of $750,000 for our planned first twelve (12) months of operation. We anticipate that our first revenues will be realized within one (1) year of our initial financing. As of June 30, 2002, we have consumed our original capital investment. At this time, the principals of ENI have agreed to provide the necessary cash contribution to ENI for the payment of its monthly expenses of approximately $1,000. These monthly expenses are exclusive of accounting and attorney fees.

         We already have established our formulas. We have also produced two of our four product objectives. We have further secured both the manufacturing lab and the distribution center and we have begun securing the first round of our distribution network. Our Business Plan calls for obtaining 25 veterinarians for our initial product introduction. We are currently in the process of obtaining these veterinarians.

         Concurrent with obtaining those individuals, we have begun preliminary work in determining which catalogues we will preview our products and at what


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time. The last stage of our marketing plan calls for Feed and Tack store distribution and we plan to commence that phase upon completion of the last two product items.

         Phase II of our Business Plan calls for a 30,000 bottle roll out in the four product categories. Our preliminary market research has indicated that our growing network of veterinarians are enthusiastic about trying new products, especially of the type and focus as ours. Our products are scheduled to be 30 day supplements. We plan to increase our 30,000 bottle first shipment by 2% every other month for the first 12 months.

         According to our veterinarians, it takes at least 90 days of trial for a new supplement to demonstrate its effectiveness with the equines. Based on production costs and general start up costs, we do not anticipate profitability being realized until our 18th month. At this point, we plan to have passed the breakeven stage, worked out shipping and delivery challenges, finalized our information system and have established a definitive infrastructure.

         Our Phase III is planned to begin in our 18th month. At this point, we plan to address in a very vigorous way our presentation at industry trade shows. We plan to be a presence at 10 industry events in year one and until we determine which events return the best activity for us. These events will include conferences as well as symposiums.


         Concurrent with this trade show exposure, we plan to introduce our first sales staff. This sales staff will manage these new accounts and will be in a position to facilitate our next phase.

         Our Phase IV will be undertaken after the next 24-36 months. At this time, we plan to begin creating, testing and perfecting niche products that will deal with specialty categories that the larger companies have chosen to ignore. Specifically, products related to the racing industry. The racing industry has typically been much more focused on pharmaceuticals as opposed to vitamins. When we are ready for that phase, we plan to have a unique product that will work in synergy with some of the common steroids currently used by most race horse barns and owners.

         We anticipate a 90 day lag time from the date of effectiveness of this Registration Statement before we will achieve our first milestone. We further anticipate our fund raising costs to be less than $10,000 and the principals will contribute to this effort. The Phase II or the second milestone is anticipated to cost approximately $75,000 to roll out the first 30,000 units of supplements. During and within the first 24 months, we anticipate each product roll out and

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distribution to cost between $75,000 and $150,000 respectively. We fully expect that our Phase I fund raising will be sufficient to accomplish the fiscal requirements of all of our planned subsequent phases or milestones.

ITEM 18. DESCRIPTION OF PROPERTY

         ENI currently subleases space at 19 Benthaven Place, Boulder, CO 80305 from Marianne Sun, an officer and director of ENI at no charge.

         This sublease is presently provided on a month-to-month basis. A total of 1,100 sq. feet of office space is devoted to ENI. This space is presently suitable and adequate for our present requirements.

         Ms. Sun is providing this office space to ENI at no charge.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the past two years, we have not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of the Company's capital stock.

ITEM 20: MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

MARKET INFORMATION

         Our common stock is not traded on any exchange. We plan to eventually seek a listing on the NASD Over The Counter Bulletin Board ("OTCBB"), once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain such a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

         That with respect to the amount of common stock, there are no outstanding options or warrants to purchase, or securities convertible into, common stock of ENI.

DIVIDENDS

              We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

NO PREFERRED STOCK

         Only common stock is being registered herein. No preferred stock is being registered.

NO DEBT SECURITIES

         Still further, no debt securities are being offered or registered herein.

ITEM 21. EXECUTIVE COMPENSATION

         ENI employs its officers on an "at will" basis at the pleasure of the Board of Directors.

         The compensation disclosed herein represents all compensation awarded to, earned by or paid to ENI's named executive officers.

                                                      SUMMARY COMPENSATION TABLE
                                                                         ANNUAL COMPENSATION
                                                                       LONG-TERM COMPENSATION
                                                                                AWARDS                   PAYOUTS
------------------------------------------------------------------------------------------------------------------------------------
                                                 OTHER ANNUAL    RESTRICTED STOCK      SECURITIES      LTIP PAYOUTS     ALL OTHER
NAME AND PRINCIPAL                               COMPENSATION      AWARD(S) ($)        UNDERLYING           ($)       COMPENSATION
     POSITION          YEAR   SALARY     BONUS        ($)                           OPTIONS/SARS (#)                       ($)
        (a)            (b)      (c)       (d)         (e)              (f)                (g)               (h)            (i)
------------------------------------------------------------------------------------------------------------------------------------
   MARIANNE SUN        2001     -0-       -0-         -0-             10,000(1)           -0-               -0-            -0-
  Chief Executive
      Officer          2002   30,000      -0-         -0-              -0-                -0-               -0-            -0-
------------------------------------------------------------------------------------------------------------------------------------
  PAUL HABERSTROH      2001     -0-       -0-         -0-              -0-                -0-               -0-            -0-
  Vice-President
                       2002     -0-       -0-         -0-              250(2)             -0-               -0-            -0-
------------------------------------------------------------------------------------------------------------------------------------
   NANCY KLEINER       2001     -0-       -0-         -0-              -0-                -0-               -0-            -0-
  Vice-President
                       2002     -0-       -0-         -0-              250(2)             -0-               -0-            -0-
------------------------------------------------------------------------------------------------------------------------------------



         No officer or director has been granted a stock purchase option at this time.

         (1) Marianne Sun was issued a total of 10,000,000 shares of restricted common stock for services rendered to ENI in the fiscal year ended December 31, 2001.

         (2) Paul Haberstroh and Nancy Kleiner were each issued a total of 250,000 shares of restricted common stock as compensation for their employment services for the fiscal year ending December 31, 2002.

ITEM 22: FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report                                              Page 1

Balance Sheet
     December 31, 2001 and June 30, 2002 (Unaudited)                      Page 2

Statement of Income
     Period from Inception (December 12, 2001) to December 31, 2001
     and Two Months ended June 30, 2002 (Unaudited)                       Page 3

Statement of Stockholders' Equity
     Period from Inception (December 12, 2001) to December 31, 2001
     and Two Months ended June 30, 2002 (Unaudited)                       Page 4

Statements of Cash Flows
     Period from Inception (December 12, 2001) to December 31, 2001
     and Two Months ended June 30, 2002 (Unaudited)                       Page 5

Notes to Financial Statements                                             Page 6

                          EQUINE NUTRACEUTICALS, INC.
                       (a development stage enterprise)

                            (a Nevada corporation)

                              Boulder, Colorado

                             Financial Statements

                December 31, 2001 and June 30, 2002 (Unaudited)

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report                                              Page 1

Balance Sheet
     December 31, 2001 and June 30, 2002 (Unaudited)                      Page 2

Statement of Income
     Period from Inception (December 12, 2001) to December 31, 2001
     and Two Months ended June 30, 2002 (Unaudited)                       Page 3

Statement of Stockholders' Equity
     Period from Inception (December 12, 2001) to December 31, 2001
     and Two Months ended June 30, 2002 (Unaudited)                       Page 4

Statements of Cash Flows
     Period from Inception (December 12, 2001) to December 31, 2001
     and Two Months ended June 30, 2002 (Unaudited)                       Page 5

Notes to Financial Statements                                             Page 6

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Equine Nutraceuticals, Inc.
Boulder, Colorado


We have audited the accompanying balance sheet of Equine Nutraceuticals, Inc. (a development stage enterprise) (a Nevada corporation) as of December 31, 2001, and the related statements of income, stockholders' equity, and cash flows for the period from inception (December 12, 2001) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equine Nutraceuticals, Inc. (a development stage enterprise) as of December 31, 2001, and the results of its operations and its cash flows for the period from inception (December 12, 2001) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

                          BROCK AND COMPANY, CPAs, P.C.
                          Certified Public Accountants





Boulder, Colorado
January 28, 2002

                           EQUINE NUTRACEUTICALS, INC.
                        (a development stage enterprise)
                                  Balance Sheet



                                                                                      (Unaudited)
                                                                  December 31,          June 30,
                                                                     2001                 2002
                                                               ---------------     ---------------

ASSETS
Current Assets
   Cash                                                        $         7,222     $             -
   Deferred offering costs                                                   -              41,943
                                                               ---------------     ---------------
               Total current assets                                      7,222              41,943
                                                               ---------------     ---------------
Furniture and Equipment, at cost
   Furniture and equipment                                                 644                 644
   Less: accumulated depreciation                                            5                  35
                                                               ---------------     ---------------
               Net furniture and equipment                                 639                 609
                                                               ---------------     ---------------
               Total assets                                    $         7,861     $        42,552
                                                               ===============     ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Excess of outstanding checks over bank balance              $             -     $           112
   Accounts payable and accrued expenses                                 2,476              34,480
                                                               ---------------     ---------------
               Total current liabilities                                 2,476              34,592
                                                               ---------------     ---------------
Stockholders' equity
   Common stock, .001 par value, 100,000,000 shares
     authorized, 11,000,000 issued and outstanding at
     December 31, 2001 and 13,158,600 at June 30, 2002                  11,000              13,159
   Additional paid-in capital                                            9,000              55,141
   Accumulated deficit                                                (14,615)            (60,340)
                                                               ---------------     ---------------
               Total stockholders' equity                                5,385               7,960
                                                               ---------------     ---------------
               Total liabilities and stockholders' equity      $         7,861     $        42,552
                                                               ===============     ===============




The accompanying Notes are an integral part of this financial statement   Page 2

                           EQUINE NUTRACEUTICALS, INC.
                        (a development stage enterprise)
                               Statement of Income


                                                                       Period from
                                                                        Inception                     (Unauadited)
                                                                      (December 12,          Three Months       Six Months
                                                                         2001) to               Ended             Ended
                                                                       December 31,            June 30,         June 30,
                                                                          2001                   2002              2002
                                                                     ---------------          ----------    --------------
Net sales                                                            $             -          $        -    $            -
Cost of Sales                                                                      -                   -                 -
                                                                     ---------------          ----------    --------------
Gross Profit                                                                       -                   -                 -
                                                                     ---------------          ----------    --------------
Operating expenses
   Salaries and employee benefits                                             12,390               4,445            22,327
   Other operating expenses                                                    2,225              11,292            23,398
                                                                     ---------------          ----------    --------------
               Total operating expenses                                       14,615              15,737            45,725
                                                                     ---------------          ----------    --------------
Operating Income                                                            (14,615)            (15,737)           (45,725)
                                                                     ---------------          ----------    --------------
Income Before Provision for Income Taxes                                    (14,615)            (15,737)           (45,725)
Provision for Income Taxes                                                         -                   -                 -
                                                                     ---------------          ----------    --------------
Net Loss                                                             $      (14,615)          $ (15,737)    $      (45,725)
                                                                     ===============          ==========    ==============
     Net Loss per Share - Basic and Diluted                          $        (0.00)          $   (0.00)    $        (0.00)
                                                                     ===============          ==========    ==============




The accompanying Notes are an integral part of this financial statement   Page 3

                           EQUINE NUTRACEUTICALS, INC.
                        (a development stage enterprise)
                        Statement of Stockholders' Equity


                                                                                                      Deficit
                                                                                                     Accumulated
                                                                                     Additional        During
                                                      Common            Stock         Paid-In        Development
                                                      Shares            Amount        Capital           Stage
                                                   -------------------------------------------------------------
Issuance of common stock on
  December 19, 2001 for services
  provided                                          10,000,000     $    10,000       $       -       $        -


Issuance of common stock for cash on
  December 19, 2001 during private
  placement                                          1,000,000           1,000           9,000

Net loss for period from inception
  (December 12, 2001) to December 31, 2001                                                              (14,615)
                                                   -----------     -----------       ---------       ----------
Balance,
  December 31, 2001                                 11,000,000          11,000           9,000          (14,615)

Issuance of common stock from
  January 1, 2002 to June 30, 2002
  during private placement (Unaudited)               2,158,600           2,159          46,141

Net loss for Six Months ended June,
  2002 (Unaudited)                                                                                      (45,725)
                                                   -----------     -----------       ---------       ----------

Balance, June 30, 2002 (Unaudited)                  13,158,600          13,159       $  55,141       $  (60,340)
                                                   ===========     ===========       =========       ==========


The accompanying Notes are an integral part of this financial statement   Page 4

                           EQUINE NUTRACEUTICALS, INC.
                        (a development stage enterprise)
                             Statement of Cash Flows


                                                                       Period from
                                                                         Inception       (Unauadited)
                                                                       (December 12,      Six Months
                                                                          2001) to           Ended
                                                                        December 31,        June 30,
                                                                            2001              2002
                                                                       -------------    ------------
Cash Flows from Operating Activities
   Net loss                                                            $    (14,615)    $   (45,725)
   Adjustment to reconcile net (loss) to net cash
     provided (used) by operating activities
     Depreciation and amortization                                                 5              30
     Compensation for common stock                                            10,000               -
   Changes in working capital items
     Deferred offering costs                                                       -         (41,943)
     Accrued expenses and other liabilities                                    2,476          32,116
                                                                       -------------    ------------
       Net cash (used) by operating activities                               (2,134)        (55,522)
                                                                       -------------    ------------
Cash Flows from Investing Activities
   Purchase of furniture and equipment                                         (644)               -
                                                                       -------------    ------------
       Net cash (used) by investing activities                                 (644)               -
                                                                       -------------    ------------
Cash Flows from Financing Activities
   Proceeds from sale of common stock                                         10,000          48,300
                                                                       -------------    ------------
       Net cash provided by financing activities                              10,000          48,300
                                                                       -------------    ------------
   Net Increase (Decrease) In Cash and Cash Equivalents                        7,222          (7,222)
   Cash and Cash Equivalents at Beginning of Period                                -           7,222
                                                                       -------------    ------------
   Cash and Cash Equivalents at End of Period                          $       7,222    $          -
                                                                       =============    ============


Supplemental Information

              Common stock issued in lieu of compensation              $      10,000     $         -
                                                                       =============    ============


The accompanying Notes are an integral part of this financial statement   Page 5

                           EQUINE NUTRACEUTICALS, INC.
                        (a development stage enterprise)
                          Notes to Financial Statements
                                December 31, 2001



Note 1 - Summary of Significant Accounting Policies

             COMPANY'S ACTIVITIES. Equine Nutraceutlcals, Inc. (the Company) was incorporated In December 2001. The Company intends to provide quality supplementation for the horse industry.

             USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

             DEPRECIATION. The Company provides for depreciation using the straight-line method over lives of ten years for furniture and equipment.

             CASH EQUIVALENTS. Cash equivalents are short-term, highly-liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes In Interest rates.

             INCOME TAXES. The Company recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. The measurement of deferred tax assets and liabilities Is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated.

             Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain. Accordingly a valuation allowance, in an amount equal to the net deferred tax asset as of December 31, 2001 has been established to reflect these uncertainties. The deferred tax asset before valuation allowances is approximately $600 for federal and state purposes.

             The Company has net operating loss carryforwards of $2,591, which can be used to offset future taxable income through 2021.

             DEVELOPMENT STAGE OPERATIONS. The Company focuses its Initial and principal efforts on establishing research and development of state of the art vaccines and formulas for equestrian health and performance.

             STOCK ISSUED. The company is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share. During the period from inception (december 12, 2001) to December 31, 2001, the Company issued 1,000,000 shares for $10,000 and 10,000,000 shares were issued for past services and payment of Company expenses. For the six months ended June 30, 2002, 500,000 shares were issued to directors of the Company for consideration for services to be provided in 2002 and 1,652,600 shares were issued for $48,300.



                                                                          Page 6

ITEM 23: CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are not presently required to file reports with the Securities and Exchange Commission. However, we do plan to provide annual reports and financial statements to our shareholders.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold by the selling shareholders. This prospectus does not contain all the information contained in the registration statement. For further information about these shares and about our business, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

         Upon the effectiveness of this registration statement, we will become subject to the informational requirements of Section 15(d) of the Securities Act of 1934. As such we will be required to file with the SEC annual reports containing audited financial statements for our fiscal year and quarterly reports with unaudited financial statements. Notice of certain material events will also be required to be filed with the SEC.

         You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference from at 450 Fifth Street, NW, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC website, which is located at WWW.SEC.GOV.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         In so far as indemnification by ENI for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and By-Laws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

         In the event that a claim for indemnification by such director, officer or controlling person of ENI in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, ENI will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this Registration Statement. Selling security holders will pay no offering expenses.

             ITEM                                         EXPENSE

(1)  SEC Registration Fee                               $     2.44

(2)  Legal Expenses*                                     15,000.00

(3)  Accounting Fees and Expenses*                        5,000.00

(4)  Miscellaneous*                                       2,500.00
                                                        ----------
                            TOTAL                       $22.502.44
                                                        ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

(a) RECENT SALES: We had the following stock issuances as described below. All such shares were sold by the officers and directors of ENI and no underwriters were utilized.

1. On December 19, 2001,10,000,000 shares of common stock were issued to Marianne Sun, the President and director of ENI, for services rendered to ENI of a valuation of $10,000. These services consisted of establishing the ENI Business Plan, arranging for the incorporation of ENI, arranging for the initial financing of ENI and the recruitment and engagement of the other officers and directors of ENI.

         1. On December 19, 2001,1,000,000 shares of common stock were issued to two (2) investors for cash for a total offering of $10,000. These investors are business associates of Ms. Sun.

         2. From January 7, 2002 to February 28, 2001, a total of 1,600,000 shares of common stock were issued to four (4) investors for cash for a total offering of $16,000. These investors are business associates of Ms. Sun.

         4. On January 25, 2002, 250,000 shares of common stock were issued to Paul Haberstroh, a Vice-President and director of ENI compensation for his employment services for the calender year 2002 of a valuation of $10,000. These services consisted of serving as a Vice-President and director and utilizing one's business experience and expertise to implement the ENI Business Plan. These investors are business associates of Ms. Sun.

5. On January 25, 2002, 250,000 shares of common stock were issued to Nancy Kleiner, a Vice-President and director of ENI as compensation for her employment services for the calendar year 2002 of a valuation of $10,000. These services consisted of serving as a Vice-President and director and utilizing one's business experience and expertise to implement the ENI Business Plan. These investors are business associates of Ms. Sun.


         6. From January 25, 2002 through February 28, 2002, a total of 52,600 shares of common stock were issued to twenty six (26) investors for cash for a total offering of $26,300. These investors are business associates of Ms. Sun.

(b) EXEMPTIONS FROM REGISTRATION: With respect to the issuance of the 13,152,600 common shares listed at Item 4(a)1 through 4(a)6, such issuances were made in reliance on the private placement exemptions provided by Section 4(2) of the Securities act of 1933 as amended, (the "Act") and Nevada Revised Statutes Sections 78.211, 78.215, 78.3784, 78.3785 and 78.3791 (collectively the "Nevada
Statutes").

         (a) BASIS FOR RELIANCE UPON EXEMPTION FROM REGISTRATION: We have relied upon the private placement exemptions from registration provided by section 4(2) of the Securities act of 1933 as amended (the "Act").

         The shares were issued pursuant to Section 4(2) of the Act which exempts from registration transactions by an issuer not involving a public offering. This offering exemption is available to any issuer but prohibits general solicitation or advertising. Prospective purchasers must have access to information about the issuer. We have utilized this Section 4(2) exemption by providing prospective purchasers with such sufficient information and required that all such purchasers be financially sophisticated; have a certain net worth and have the ability to bear the risk of loss of their respective investments.

         More specifically, each of the purchasers were sophisticated persons who had a prior business or personal relationship with the President of ENI. Still further, these persons had access to the same kind of information normally provided in a prospectus. ENI did not use any form of public solicitation or general advertising in connection with any of its offerings.

         In each instance, each of the share purchasers had access to sufficient information regarding ENI so as to make an informed investment decision. We made the determination that each purchaser was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment.


ITEM 27. EXHIBITS

         The following documents are enclosed herein pursuant to the requirements of Item 601 of Regulation S-B.

         EXHIBIT NO.                                 DESCRIPTION

         3(i)*                              Articles of Incorporation

         3(ii)*                             By-Laws

         5                                  Legal Opinion of
                                            Carmine J. Bua, III, Esq.

         10.1                               Warehousing, Fulfillment and
                                            Distribution Agreement

         10.2                               Confidentiality Agreement

         23*                                Consent of Experts - Brock
                                            and Company, Certified Public
                                            Accountants

* Previously filed

ITEM 28. UNDERTAKINGS

         The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (a) Include any prospectus required by Section 10(a)(3) of the Securities act of 1933; (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
(c) Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered by this registration statement, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Boulder, State of Colorado, on August 13, 2002.


                                            EQUINE NUTRACEUTICALS, INC.

                                     BY: /s/ Marianne Sun
                                         -----------------
                                             MARIANNE SUN
                                             President and
                                             Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, ths registration statement was signed by the following persons in the capacities and on the dates stated.



/s/ Marianne Sun              Chairman of the Board,             August 13, 2002
---------------------------     President, Chief Executive
   MARIANNE SUN                 Officer, and Treasurer
                                (Principal Financial and
                                Accounting Officer)




/s/ Paul Haberstroh           Director                           August 13, 2002
---------------------------
   PAUL HABERSTROH